UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Tecnoglass Inc. (f/k/a Andina Acquisition Corporation.)
(Name of Issuer)

Ordinary Shares, par value $0.0001 per share
(Title of Class of Securities)

G87264100
(CUSIP Number)1

December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[x] Rule 13d-1(c)

[_] Rule 13d-1(d)

(Page 1 of 9 Pages)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1 The Ordinary Shares have no CUSIP number. The CINS number for the Ordinary Shares is G87264100.

SCHEDULE 13G/A

CUSIP No. G87264100	13G/A	Page 2 of 9 Pages

1	NAMES OF REPORTING PERSONS
Polar Securities Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.22%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

CUSIP No. G87264100	13G/A	Page 3 of 9 Pages

1	NAMES OF REPORTING PERSONS
North Pole Capital Master Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

1	NAMES OF REPORTING PERSONS
Altairis Offshore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

1	NAMES OF REPORTING PERSONS
Altairis Offshore Levered

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.22%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

This Amendment No. 3 (this “Amendment”) amends the statement on Schedule 13G filed on March 30, 2012 (the “Original Schedule 13G”), as amended by Amendment No. 1 filed on February 14, 2013 (the Original Schedule 13 G as amended, the “Schedule 13G”), as amended by Amendment No.2 filed on January 27, 2014, with respect to Ordinary Shares, par value $0.0001 per share (the “Shares”) of the Company. Capitalized terms not otherwise defined in the Amendment have the meanings set forth in the Schedule 13G.

Item 1.

(a)	Name of Issuer:

The name of the issuer is Tecnoglas Inc. (the “Company”).

(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive offices are located at Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Columbia

Item 2.

(a)	Name of Person Filing:

This statement is filed by:

(i) North Pole Capital Master Fund ("North Pole"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G/A directly held by it; and

(ii) Altairis Offshore (“AO”), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G/A directly held by it; and

(iii) Altairis Offshore Levered (“AOL”), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G/A directly held by it; and underlying warrants directly held by it; and

(iv) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, serving as investment advisor to North Pole, AO and AOL with respect to the Shares reported in this Schedule 13G/A directly held by North Pole, AO and AO, and underlying warrants directly held by AOL.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."

(b)	Address of Principal Business Office or, if None, Residence:

The address of the business office of each of the Reporting Persons is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(c)	Citizenship:

The citizenship of each of the Reporting Persons is set forth above.

(d)	Title and Class of Securities:

Ordinary Shares, par value $0.0001 per share (“Shares”).

(e)	CUSIP No.:

The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is G87264100

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[_]	Broker or dealer registered under Section 15 of the Act;

(b)	[_]	Bank as defined in Section 3(a)(6) of the Act;

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	[_]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	[_]	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Not applicable

Item 4. Ownership

A.	Polar Securities
	(a)	Amount Beneficially Owned: 1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)
	(b)	Percent of Class: 4.22%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)

B.	North Pole
	(a)	Amount Beneficially Owned: 0
	(b)	Percent of Class: 0%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 0
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 0

C.	Altairis Offshore
	(a)	Amount Beneficially Owned: 0
	(b)	Percent of Class: 0%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 0
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 0

D.	Altairis Offshore Levered
	(a)	Amount Beneficially Owned: 1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)
	(b)	Percent of Class: 4.22%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 1,068,388 Shares (including 508,796 Shares issuable upon exercise of warrants)

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not Applicable

Item 8.	Identification and classification of members of the group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certifications.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

POLAR SECURITIES INC.

/s/ Robyn Schultz
Name: Robyn Schultz
Title: Chief Compliance Officer

NORTH POLE CAPITAL MASTER FUND
By: Polar Securities Inc., its investment manager

/s/ Robyn Schultz
Name: Robyn Schultz
Title: Chief Compliance Officer

ALTAIRIS OFFSHORE
By: Polar Securities Inc., its investment manager

/s/ Robyn Schultz
Name: Robyn Schultz
Title: Chief Compliance Officer

ALTAIRIS OFFSHORE LEVERED
By: Polar Securities Inc., its investment manager

/s/ Robyn Schultz
Name: Robyn Schultz
Title: Chief Compliance Officer